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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of February 1, 2005 by and among Barry J. Adcock, a resident of the State of Georgia ("Employee"), Northside Bank a proposed Georgia state banking corporation ("Employer") and Northside Bancshares, Inc., a Georgia corporation and sole shareholder of Employer (the "Company").

                              W I T N E S S E T H:

        WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of their employment relationship;

        NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1. Employment and Duties. Employer hereby employs Employee to serve as Vice President and Chief Financial Officer of Employer and the Company and to perform such other duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote his full business time and effort on an exclusive basis to his duties hereunder. Employee shall perform his duties at Employer's Main Office (as hereinafter defined) in Bartow County, Georgia.



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        2.      Term. Subject to the provisions of Section 12 of this Agreement, the period of Employee's employment under this Agreement shall be deemed to have commenced as of the date hereof and shall continue for a period of 36 calendar months thereafter (i) unless Employee dies before the end of such 36 months,
(ii) Employer is not successful in obtaining final opening approvals (the "Final Approvals") from the Department of Banking and Finance of the State of Georgia (the "Georgia Department") and the Federal Deposit Insurance Corporation (the "FDIC") or (iii) the Company is unable to raise at least Ten Million Dollars in equity (the "Minimum Capital") in order to capitalize Employer. In any such event, the period of employment shall continue until the earlier of the end of the month during which Employee dies or it becomes evident that the Final Approvals will not be obtained or the Minimum Capital will not be raised. The period of employment shall automatically be extended for additional one year terms on each anniversary without further action by the parties, commencing on November 15, 2007 and each November 15 thereafter. No such automatic extension shall occur if either party shall, within 90 days prior to any said anniversary, deliver written notice to the other of its intention that this Agreement shall not be so extended.

        3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee in accordance with the terms set forth in Exhibit A, net of applicable withholdings, payable in semi-monthly installments or such other compensation payment schedule as may be adopted by Employer for its full time Employees.

        4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.



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        5.      Employee Benefits. So long as Employee is employed hereunder,
Employee shall be entitled to participate in the various employee benefit programs adopted by Employer and the Company from time to time.

        6. Vacation. Employee shall be entitled to two weeks vacation during the first year of employment provided such vacation is not taken by Employee during the first six months of his employment. After the first year of employment, Employee shall be entitled to four weeks annual vacation, provided that no more than two weeks of such vacation shall be used in any 60 day period.

        7. Confidentiality. In Employee's position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and the Company and has and will also develop relationships with customers, employees and others who deal with Employer or the Company which are of value to Employer and the Company. Employer requires, as a condition to Employee's employment with Employer, that Employee agree to certain restrictions on Employee's use of the proprietary information and valuable relationships developed during Employee's employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

        7.1 Employer and Employee mutually agree and acknowledge that Employer and the Company may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Employer and the Company to protect such information from use or disclosure that is not


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necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with Employer.

        7.2 For the purposes of this Section 7, the following definitions shall apply:

                7.2.1 "Trade Secret" shall mean the identity and addresses of customers of Employer or the Company, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer or the Company) and which is defined as a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

                7.2.2 "Confidential Information" shall mean any data or information, other than Trade Secrets, which is material to Employer or the Company and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer or the Company (as hereinafter defined), the details of this Agreement, Employer's or the Company's business plans and financial statements and projections, information as to the capabilities of Employer's or the Company's employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer or the Company may offer or provide to the customers it serves, to the extent such information is material to Employer or the Company and not generally known by the public.

                7.2.3 "Business Opportunities" shall mean any specialized information or plans of Employer or the Company concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated



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        financial services regardless of whether Employer has contacted or communicated with such target person or business.

                7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                (i)     that is or becomes generally known to the public;

                (ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

                (iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

                (iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

                (v) that Employer's or the Company's Board of Directors approves for release.

        7.3 Employee shall not, without the prior approval of Employer's or the Company's Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer or the Company to use, disclose, or gain access to, any Trade Secrets.

        7.4 Employee shall not, without the prior written consent of Employer or the Company, during his employment with Employer and for a period of two years thereafter as long



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as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer or the Company to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2 of this Agreement.

        8. Observance of Security Measures. During Employee's employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.

        9. Return of Materials. Upon the request of Employer or the Company and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

        10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business by and among Employer, the Company and Employee, and that the existence of any claim, suit or action by Employee against Employer and/or the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer's or the Company's enforcement of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement.

        11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall survive any termination



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of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of any party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer and the Company shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer and the Company in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

        12.     Termination.

        12.1 During the term of this Agreement, Employee's employment, including without limitation, all compensation, salary, expenses reimbursement, and employee benefits may be terminated (i) at the election of Employer for Cause or without Cause; (ii) at Employee's election upon Employer's breach of any material provision of this Agreement; (iii) upon Employee's death; or (iv) at the election of either party, upon Employee's disability as defined in the disability insurance policy dealing with such matters provided in Exhibit A of this Agreement resulting in an inability to perform the duties described in
Section 1 of this Agreement for a period of 90 consecutive days.

        12.2 As used in this Agreement, "Cause" shall mean (i) conduct by Employee that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; (iii) initiation of suspension or removal proceedings against Employee by



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federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowing violation of federal or state banking laws or regulations which are likely to have a material adverse effect on the Company;
(v) refusal to perform a duly authorized directive of Employer's Board of Directors unless Employee in good faith believes that such act would cause Employee to breach his fiduciary duties to the Company or Employer, or (vi) breach by Employee of Section 15.7 of this Agreement.

        12.3 No termination by Employer shall be effective unless it is approved by a majority vote of Employer's Board of Directors, excluding the vote, if any, of Employee.

        12.4 If this Agreement is terminated either pursuant to Cause, Employee's death or Employee's disability, Employee shall receive no further compensation or benefits other than six weeks' severance pay based on Employee's then current Base Salary plus any accrued but unused vacation computed on a daily basis payable in a lump-sum payment on the date of notice of such termination.

        12.5 If Employee is terminated by Employer without Cause, then Employee shall receive an amount equal to one year's severance pay equal to Employee's then current Base Salary plus any accrued but unused vacation computed on a daily basis, both payable in 12 equal monthly payments commencing two weeks after notice of such termination is delivered to Employee. Employee shall receive no further compensation or benefits.

        12.6 If Employee is terminated by Employer prior to the receipt of Final Approvals or if the Company abandons its efforts to raise the Minimum Capital, Employee shall receive an amount equal to six months' severance pay based on Employee's then current Base Salary



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payable in six equal monthly payments commencing on the date of notice of such termination. Employee shall receive no further compensation or benefits.

        12.7 If Employee is terminated by Employer because it did not receive Final Approvals or the Company failed to raise the Minimum Capital, Employee shall receive an amount equal to three months' severance pay based on Employee's then current Base Salary payable in three equal monthly payments commencing on the date of such termination. Employee shall receive no further compensation or benefits.

        12.8 Notwithstanding any provisions hereof to the contrary, if there occurs a Change in Control (as defined herein) of the Employer or the Company and Employer either (i) terminates this Agreement, (ii) reduces Employee's Base Salary, (iii) reduces Employee's performance based compensation by more than 10%, or (iv) changes Employee's primary place of business by more than 35 miles from the Main Office, then Employee shall be entitled for a period of 180 days after the date of the closing of the transaction effecting such Change in Control to deliver to the Employer written notice of termination of this Agreement. In such event, Employer shall pay Employee a lump sum cash payment in an amount equal to Employee's then current compensation for the most recent fiscal year. This payment shall be paid to Employee by the Employer within 30 days after the delivery of such notice of termination. "Change in Control" shall mean:

        (a) in any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of the Company;



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        (b)     the sale of all or substantially all of the assets of the
                Employer or the Company; or

        (c)     the liquidation of the Employer or the Company.

        13. Notices. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

        Employer and Company:          Northside Bancshares, Inc.
                                       Post Office Box 283
                                       Adairsville, Georgia 30103
                                       Attn: Orlando Wilson, Chairman

        Employee:                      Barry J. Adcock
                                       492 Towe Chapel Road
                                       Adairsville, Georgia 30103


        14.     Covenant Not to Compete, Not to Solicit and Not to Hire.

        14.1 For purposes of this Section 14, Employer and Employee conduct the following business in the following geographic areas:

                14.1.1 Upon receipt of the Final Approvals, Employer will engage in the business of transacting business as a bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking and such other business as may lawfully be engaged in by a Georgia financial institution (collectively, the "Business of Employer").

                14.1.2 Employer will conduct business from its office located at Adairsville Highway (State Highway 140), Adairsville, Georgia (the "Main Office") and such other business locations as it may open in the future.



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                14.1.3  Employee will establish business relationships and perform the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of 30 miles from the Main Office, and will work primarily in such area while in the employ of Employer.

        14.2 Employee covenants and agrees that for a period of two years after the termination of this Agreement for any reason other than a termination of this Agreement by Employer without Cause, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any financial institution, corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the duties described in Section 1 of this Agreement for any entity or person conducting the Business of Employer within the geographic area covered by a circle having a radius of 30 miles from the Main Office. In the event Employer terminates this Agreement without Cause, the two year restriction above shall be reduced to six months.

        14.3 During the term of this Agreement and for a period of two years after the termination of this Agreement for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Employer to terminate his or her employment with Employer, and Employee agrees that for a period of two years after the termination of employment by any employee of Employer, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as to the capabilities of Employer's employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Employer.



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        14.4    Employee and Employer shall periodically amend this Agreement by updating the address referenced in Section 14.1.2 of this Agreement so that it at all times lists the then current geographic area served by Employer for which Employee performs the duties described in Section 1 of this Agreement.

        15.     Miscellaneous.

        15.1 This Agreement, together with Exhibit A, constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

        15.2 This Agreement shall be governed by the laws of the State of Georgia.

        15.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

        15.4    Time is of the essence in this Agreement.

        15.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee without the prior written consent of Employer.

        15.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.



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        15.7    Employee represents and warrants that (i) no restrictions or covenants exist with his current employer which would restrict or prohibit his performance hereunder and (ii) he is a duly licensed certified public accountant and is a Fellow Member in good standing of the Georgia Society of Certified Public Accountants, Inc. and shall remain so during the term of this Agreement. Employee will indemnify and hold harmless Employer, including Employer's attorneys' fees, for any breach of this representation and warranty.

        15.8 Upon acceptance by all parties, this Agreement shall be contingent upon a work history, criminal and academic background check of Employee by Employer, the FDIC and the Georgia Department. In the event that in the subjective determination of Employer, the FDIC or the Georgia Department, Employee has been less than forthright in his disclosure of such information to Employer or that either the FDIC or the Georgia Department object to Employee's service as Vice President and CFO, without conditions, then this Agreement shall be null and void other than Employer shall pay to Employee the sum of three month's severance pay based on Employee's then current Base Salary, less any compensation previously paid by Employer to Employee, payable on the date of the notice hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                  "EMPLOYEE"


                                  /s/ Barry J. Adcock                     (SEAL)
                                  ----------------------------------------
                                  Barry J. Adcock



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                                  "EMPLOYER"

                                  NORTHSIDE BANK, a proposed Georgia State
                                  Banking Corporation


                                  /s/ Gregory F. Patton
                                  ----------------------------------------
                                  By: Gregory F. Patton
                                  Title: President

                                  "COMPANY"

                                  NORTHSIDE BANCSHARES, INC., a Georgia
                                  corporation


                                  /s/ Orlando Wilson
                                  ----------------------------------------
                                  By: Orlando Wilson
                                  Title: Chairman



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                                    EXHIBIT A
                      TO EMPLOYMENT AGREEMENT BY AND AMONG
                                BARRY J. ADCOCK,
                          NORTHSIDE BANK (PROPOSED) AND
                           NORTHSIDE BANCSHARES, INC.

                              Employee Compensation

Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement.

BASE SALARY: $100,000 per year subject to annual increases in an amount equal to such amount as the Board of Directors in its discretion shall determine to be appropriate under the circumstances.

STOCK OPTIONS: Subject to shareholder approval of that certain incentive stock option plan of Northside Bancshares, Inc. (the "Company"), ten year incentive stock options ("ISOs") to acquire 15,000 shares at the initial offering price of the Company's common stock, are granted to Employee and vested 20% per year on each anniversary of the opening of Northside Bank ("Bank") provided that (i) Employee was employed by Employer during the immediately preceding 12 months, and (ii) the Bank met or exceeded its annual operating budget for net income as approved by the Bank's Board of Directors. In the event options do not vest for any given year, the option vesting schedule shall be tolled for one year and the unvested options shall be carried forward and be eligible for vesting in the future in the event such conditions above are met. The options shall become fully vested upon a Change of Control of the Bank or the Company.

GROUP INSURANCE: Such health, hospitalization, dental, and any other insurance plans as may be adopted by the Bank's Board of Directors for employees of the Bank and their dependents.

CLUB: Employee will be permitted to use the Bank's corporate membership at Barnsley Gardens.

TRADE AND CIVIC ASSOCIATIONS: The Bank will pay Employee's membership dues in such trade and civic associations as determined by the Bank's Board of Directors in its sole discretion.